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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SENIOR HOUSING PROPERTIES TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SENIOR HOUSING PROPERTIES TRUST 400 Centre Street Newton, Massachusetts 02458 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2010

To the Shareholders of Senior Housing Properties Trust:

        Notice is hereby given that the annual meeting of shareholders of Senior Housing Properties Trust, a Maryland real estate investment trust, will be held at 9:30 a.m., local time, on Wednesday, May 12, 2010, at 400 Centre Street, Newton, Massachusetts 02458 for the following purposes:

  1.
  To elect the nominee named in our proxy statement to our Board of Trustees as the Independent Trustee in Group II ("proposal 1").

  2.
  To elect the nominee named in our proxy statement to our Board of Trustees as the Managing Trustee in Group II ("proposal 2").

  3.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 ("proposal 3").

  4.
  To consider and vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

        OUR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR TRUSTEE IN PROPOSALS 1 AND 2 AND "FOR" PROPOSAL 3.

        We encourage you to contact the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, or Innisfree, if you have any questions or need assistance in voting your shares. Banks and brokers may call Innisfree, collect, at (212) 750-5833. Shareholders may call Innisfree, toll free, at (877) 825-8971.

        Shareholders of record on February 21, 2010 are entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

        Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the internet. You can now access proxy materials and authorize a proxy to vote your shares at www.proxyvote.com. You may also authorize a proxy to vote your shares over the internet or by telephone by following the instructions on that website. In order to vote over the internet or by telephone you must have your shareholder identification number which is set forth in the Notice Regarding the Availability of Proxy Materials being mailed to you. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares.

                      By Order of the Board of Trustees,

                      Jennifer B. Clark, Secretary

Newton, Massachusetts
February 22, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY AUTHORIZE A PROXY TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS THAT YOU RECEIVED IN THE MAIL. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU SHOULD PROVIDE INSTRUCTIONS TO YOUR BROKER, BANK, NOMINEE OR OTHER INSTITUTION ON HOW TO VOTE YOUR SHARES. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

SENIOR HOUSING PROPERTIES TRUST
400 Centre Street
Newton, Massachusetts 02458
PROXY STATEMENT

FOR THE

ANNUAL MEETING OF SHAREHOLDERS

To be held at 9:30 a.m. on Wednesday, May 12, 2010

at

400 Centre Street

Newton, Massachusetts 02458

 INTRODUCTION

        A notice of the annual meeting of shareholders of Senior Housing Properties Trust, a Maryland real estate investment trust, or the company, is on the preceding page and a form of proxy solicited by our Board of Trustees, or our Board, accompanies this proxy statement. This proxy statement and a form of proxy, together with our annual report to shareholders for the year ended December 31, 2009, are first being made available, and a Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed, to shareholders on or about February 22, 2010.

        The annual meeting record date is February 21, 2010. Only shareholders of record on February 21, 2010, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had 127,377,665 common shares of beneficial interest, $.01 par value per share, or common shares, outstanding on the record date and entitled to vote at the meeting. Our common shares are listed on the New York Stock Exchange, or NYSE. The holders of our outstanding common shares are entitled to one vote per common share.

        A quorum of shareholders is required for shareholders to take action at the meeting. The presence, in person or by proxy, of holders of common shares entitled to cast a majority of the votes entitled to be cast at the meeting shall constitute a quorum. Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting. Abstentions and broker non-votes, if any, will be treated as shares present for purposes of determining whether a quorum is present. Failure of a quorum to be present at the meeting will necessitate adjournment of the meeting and will subject us to additional expense. Under our bylaws, the chairperson of the meeting may adjourn the meeting if less than a quorum is present at the meeting.

        The affirmative vote of a majority of all votes cast at the meeting at which a quorum is present will be necessary to the elect the nominees for Trustee described in proposals 1 and 2 and to approve proposal 3.

        The individuals named as proxies on a properly completed proxy will vote in accordance with your directions as indicated thereon. If you properly complete your proxy and give no voting instructions, your shares will be voted "FOR" the nominees for Trustee in proposals 1 and 2 and "FOR" proposal 3.

        Shareholders of record may authorize a proxy to vote their shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability they received in the mail, or, if they requested and received paper or email copies of proxy materials, by completing and returning the proxy card, or by attending the meeting and voting in person. Proxies submitted by mail, over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on May 11, 2010.

        Broker non-votes occur in respect of shares held in street name when the broker indicates that voting instructions for a particular matter have not been received from the beneficial owners or other persons entitled to vote those shares and the broker does not have discretionary voting authority to vote those shares on that particular matter. Abstentions and broker non-votes will have no effect on the outcome of proposals 1, 2 and 3. A proxy marked "WITHHOLD" will have the same effect as an abstention.

        The record date for the meeting will apply to any adjournment or postponement of the meeting unless our Board fixes a new record date for the adjourned or postponed meeting. If we adjourn the annual meeting, we will announce the time and place of the adjourned meeting at the original meeting, but we do not intend to deliver another notice of the meeting unless we fix a new record date for the adjourned meeting. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been at the original convening of the meeting (except for any proxies which have been effectively revoked or withdrawn).

        IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Brokers and Banks Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 825-8971

        A shareholder of record who has given a proxy may revoke it any time prior to its exercise by delivering to our Secretary a written revocation or a duly executed proxy bearing a later date, by authorizing a proxy to vote his or her common shares over the internet or by telephone at a later date in the manner provided on the website indicated in the Notice of Internet Availability, or by attending the meeting and voting his or her common shares in person. If a shareholder of record wants to receive a paper or email copy of the proxy card, he or she may request one. Proxies submitted by mail, over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on May 11, 2010. If your shares are held in the name of a brokerage firm, bank, nominee or other institution and you wish to change a prior instruction you gave to your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the brokerage firm's, bank's, nominee's or other institution's instructions for changing your prior voting instructions. In addition, if you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a legal proxy from that institution in order to vote your shares at the meeting.

        Our principal executive offices are located at 400 Centre Street, Newton, Massachusetts 02458.

        Our website address is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

Notice Regarding the Availability of Proxy Materials

        From the date of mailing of the Notice of Internet Availability through the conclusion of the meeting, shareholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our annual report to shareholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website designated contains instructions as to how to vote over the internet or by telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

PROPOSALS 1 AND 2
ELECTION OF TRUSTEES

        The number of our Trustees is currently fixed at five, and our Board is currently divided into three groups, with two Trustees in Group I, two Trustees in Group II and one Trustee in Group III. Trustees in each group are elected for three year terms and serve until their successors are elected and qualified.

        Our current Trustees are John L. Harrington and Adam D. Portnoy in Group II with a term of office expiring at the meeting to which this proxy statement relates, Frederick N. Zeytoonjian in Group III with a term of office expiring at our 2011 annual meeting of shareholders, and Barry M. Portnoy and Jeffrey P. Somers in Group I with a term of office expiring at our 2012 annual meeting of shareholders. The term of the Group II Trustees elected at the meeting will expire at our 2013 annual meeting of shareholders. As we previously announced, Frank J. Bailey, our former Group I Independent Trustee, resigned as one of our Independent Trustees, effective as of January 30, 2009, and on January 30, 2009, our Board, upon a recommendation of our Nominating and Governance Committee, appointed Mr. Somers to our Board, effective January 30, 2009, to fill the vacancy created by Mr. Bailey's resignation. Mr. Somers was appointed to fill the remainder of Mr. Bailey's term as an Independent Trustee in Group I of our Board. Concurrently with his resignation as an Independent Trustee, Mr. Bailey also resigned from his positions as a member of our Audit Committee, Compensation Committee and Nominating and Governance Committee. Mr. Somers was appointed as a member of each of those committees on January 30, 2009, following his appointment to our Board.

        Our Trustees are categorized as Independent Trustees or Managing Trustees. Our Independent Trustees are not involved in our day to day activities, are not employed by Reit Management & Research LLC, or RMR, our manager, and qualify as independent under our bylaws and applicable rules of the NYSE and the Securities and Exchange Commission, or SEC. Our Managing Trustees have been employees of RMR or involved in our day to day activities for at least one year. Our Board of

Trustees is currently composed of three Independent Trustees and two Managing Trustees. Messrs. Harrington, Somers and Zeytoonjian are our Independent Trustees, and Messrs. Barry Portnoy and Adam Portnoy are our Managing Trustees. Biographical information relating to our Trustees and other information relating to our Board appears elsewhere in this proxy statement.

Proposal 1:    Election of One Independent Trustee

        Our Board has nominated Mr. Harrington for election as the Independent Trustee in Group II, whose nomination was recommended to our Board by our Nominating and Governance Committee. The term of the Independent Trustee in Group II elected at the meeting will expire at our 2013 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Mr. Harrington, except to the extent that properly completed proxies indicate that the votes should be cast against Mr. Harrington's election or withheld for Mr. Harrington.

        Mr. Harrington has agreed to serve as the Independent Trustee in Group II if elected. However, if Mr. Harrington becomes unable or unwilling to accept election to our Board, the proxies will be voted for a substitute nominee designated by our Board. Our Board has no reason to believe that Mr. Harrington will be unable to serve.

        The affirmative vote of a majority of all votes cast at the meeting at which a quorum is present will be necessary to elect Mr. Harrington as the Independent Trustee in Group II.

        Our Board requests you vote "FOR" the election of Mr. Harrington as the Independent Trustee in Group II.

Proposal 2:    Election of One Managing Trustee

        Our Board has nominated Mr. Adam Portnoy for election as the Managing Trustee in Group II, whose nomination was recommended to our Board by our Nominating and Governance Committee. The term of the Managing Trustee in Group II elected at the meeting will expire at our 2013 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Mr. Adam Portnoy, except to the extent that properly completed proxies indicate that the votes should be cast against Mr. Adam Portnoy's election or withheld for Mr. Adam Portnoy.

        Mr. Adam Portnoy has agreed to serve as the Managing Trustee in Group II if elected. However, if Mr. Adam Portnoy becomes unable or unwilling to accept election to our Board, the proxies will be voted for a substitute nominee designated by our Board. Our Board has no reason to believe that Mr. Adam Portnoy will be unable to serve.

        The affirmative vote of a majority of all votes cast at the meeting at which a quorum is present will be necessary to elect Mr. Adam Portnoy as the Managing Trustee in Group II.

        Our Board requests you vote "FOR" the election of Mr. Adam Portnoy as the Managing Trustee in Group II.

 PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

        On January 7, 2010, our Audit Committee voted to appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (our fiscal year being a calendar year). Ernst & Young LLP acted as our independent registered public accounting firm for 2008 and 2009. A representative of Ernst & Young LLP is expected to be present at the meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at the meeting. Proposal 3 is non-binding. If the appointment is not ratified, our Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm. If the appointment is ratified, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time if it determines that such a change would be advisable.

        The fees for services provided by Ernst & Young LLP to us for the last two fiscal years were as follows:

	2008	2009
Audit Fees	$593,823	$541,650
Audit Related Fees	—	—
Tax Fees	14,800	15,700

Subtotal	608,623	557,350
All Other Fees	—	—

Ernst & Young LLP Total Fees	$608,623	$557,350

        Our Audit Committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved by our Audit Committee or the services are included within a category which has been pre-approved by our Audit Committee. The maximum charge for services is established by our Audit Committee when the specific engagement or the category of services is approved or pre-approved. In certain circumstances, our management is required to notify our Audit Committee when pre-approved services are undertaken and the Committee or its Chair may approve amendments or modifications to the engagement or the maximum fees. Our Director of Internal Audit is responsible to report to our Audit Committee regarding compliance with these policies and procedures.

        Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE rules. In other circumstances, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers and whether the services are consistent with the Public Company Accounting Oversight Board Rules.

        All services for which we engaged our independent registered public accounting firm in 2008 and 2009 were approved by our Audit Committee. The total fees for audit and non-audit services provided by Ernst & Young LLP in 2008 and 2009 are set forth above. The tax fees in 2008 and 2009 were for services involved in reviewing our tax reporting. Our Audit Committee approved the engagement of Ernst & Young LLP to provide these non-audit services because it determined that Ernst & Young LLP's providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

        The affirmative vote of a majority of all votes cast at the meeting will be necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

        Our Board requests you vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

 SOLICITATION OF PROXIES

        Proxies may be solicited, without additional compensation, by our Trustees, officers and employees and by RMR and its directors, officers and employees by mail, telephone or other electronic means or in person. We are paying the costs of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our common shares and to obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained Innisfree M&A Incorporated, or Innisfree, to assist in the solicitation of proxies for a fee of $15,000 plus reimbursement for out of pocket expenses. We have agreed to indemnify Innisfree against certain liabilities arising out of our agreement with Innisfree.

TRUSTEES AND EXECUTIVE OFFICERS

        The following are the ages and recent principal occupations, as of February 21, 2010, of our nominees, Trustees and executive officers. Unless otherwise specified, the business address of our nominees, Trustees and executive officers is c/o Senior Housing Properties Trust, 400 Centre Street, Newton, Massachusetts 02458.

Trustee Nominees for a Term Expiring in 2013

JOHN L. HARRINGTON, Age: 73

        Mr. Harrington has been one of our Independent Trustees since 1999. Mr. Harrington has been the Chairman of the Board of the Yawkey Foundations (charitable trusts) from 2002 to 2003 and from 2007 to the present, served as one of their trustees since 1982 and as Executive Director from 1982 to 2006. He was also a trustee of the JRY Trust from 1982 through June 2009. Mr. Harrington was the Chief Executive Officer and General Partner of the Boston Red Sox Baseball Club from 1986 to 2002 and served as the organization's Vice President and Chief Financial Officer prior to that time. He was the President of Boston Trust Management Corp. from 1981 to 2006 and a principal of Bingham McCutchen Sports Consulting LLC from 2007 to 2008. Mr. Harrington has been an Independent Trustee of Hospitality Properties Trust, or HPT, and Government Properties Income Trust, or GOV, since 1995 and 2009, respectively, and served as an Independent Director of Five Star Quality Care, Inc., or Five Star, from 2001 to 2003. He was an Independent Trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund and RMR Dividend Capture Fund since shortly after their respective formations beginning in 2002 until they were merged into RMR Real Estate Income Fund in June 2009, of which he currently serves as an Independent Trustee. Mr. Harrington was also an Independent Trustee of Old RMR Asia Pacific Real Estate Fund (formerly named RMR Asia Pacific Real Estate Fund) and RMR Asia Real Estate Fund since shortly after their respective formations beginning in 2006 until they were merged into RMR Asia Pacific Real Estate Fund in June 2009, of which he currently serves as an Independent Trustee. He was also an Independent Trustee of RMR Funds Series Trust until its dissolution in 2009.(1) Mr. Harrington is a certified public accountant. Mr. Harrington is an Independent Trustee in Group II and, if elected at the meeting, his term expires at our 2013 annual meeting of shareholders.

ADAM D. PORTNOY, Age: 39

        Mr. Portnoy has been one of our Managing Trustees since 2007. Mr. Portnoy has been a Managing Trustee of HRPT Properties Trust, or HRP, HPT and GOV since 2006, 2007 and 2009, respectively. Mr. Portnoy has been Managing Trustee of the RMR Funds, except for RMR Funds Series Trust, since February 2009. He has been the President of GOV since its inception in 2009 and was an Executive Vice President of HRP from 2003 through 2006. Mr. Portnoy has been an executive officer of RMR since September 2003 and currently is the President, Chief Executive Officer and a director of RMR. Additionally, Mr. Portnoy is the minority owner of RMR and of RMR Advisors, Inc., or RMR Advisors, an SEC registered investment advisor. Mr. Portnoy has been President and Director of RMR Advisors since 2007 and was a Vice President prior to that time since 2003. He has also been President of the RMR Funds and portfolio manager of all of the RMR Funds, except for Old RMR Asia Pacific Real Estate Fund, RMR Asia Real Estate Fund and RMR Asia Pacific Real Estate Fund, since 2007. Prior to becoming President in 2007, Mr. Portnoy served as Vice President of certain of the RMR Funds beginning in 2004. Mr. Adam Portnoy is the son of Barry Portnoy, our other Managing Trustee. Mr. Adam Portnoy is a Managing Trustee in Group II and, if elected at the meeting, his term expires at our 2013 annual meeting of shareholders.

(1)
RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Dividend Capture Fund, Old RMR Asia Pacific Real Estate Fund, RMR Asia Real Estate Fund, RMR Funds Series Trust, RMR Real Estate Income Fund and RMR Asia Pacific Real Estate Fund are collectively referred to herein as the "RMR Funds".

Managing Trustee Continuing in Office

BARRY M. PORTNOY, Age: 64

        Mr. Portnoy has been one of our Managing Trustees since 1999. Mr. Portnoy has been a Managing Trustee of HRP, HPT and GOV since 1986, 1995 and 2009, respectively. He has been a Managing Director of Five Star and of TravelCenters of America LLC, or TA, since 2001 and 2006, respectively. Mr. Portnoy is the majority owner of RMR and of RMR Advisors. Mr. Portnoy has been the Chairman of RMR since 1986, and a director and Vice President of RMR Advisors since 2002. Mr. Portnoy has been a Managing Trustee of each of the RMR Funds and a portfolio manager of each of the RMR Funds, except for Old RMR Asia Pacific Real Estate Fund, RMR Asia Real Estate Fund and RMR Asia Pacific Real Estate Fund, since their respective formations beginning in 2002. Mr. Portnoy is a Managing Trustee in Group I and his term expires at our 2012 annual meeting of shareholders.

Independent Trustees Continuing in Office

JEFFREY P. SOMERS, Age: 66

        Mr. Somers has been one of our Independent Trustees since January 2009. Mr. Somers has been, since January 2010, Of Counsel to, and from 1995 to December 2009, was a member of, the law firm of Morse, Barnes-Brown Pendleton PC. Prior to that time, he was a partner at the law firm of Gadsby Hannah LLP (now McCarter & English, LLP). He was appointed as an Independent Trustee of each of the RMR Funds in January 2009 and has been an Independent Trustee of GOV since 2009. Mr. Somers is an Independent Trustee in Group I and his term expires at our 2012 annual meeting of shareholders.

FREDERICK N. ZEYTOONJIAN, Age: 74

        Mr. Zeytoonjian has been one of our Independent Trustees since 2003. Mr. Zeytoonjian is the founder and has been Chairman and Chief Executive Officer of Turf Products, LLC, one of the largest distributors of lawn care equipment in the United States, for over five years. Mr. Zeytoonjian also has been an Independent Trustee of HRP since 1999. Mr. Zeytoonjian is an Independent Trustee in Group III and his term expires at our 2011 annual meeting of shareholders.

Executive Officers

DAVID J. HEGARTY, Age: 53

        Mr. Hegarty has been our President and Chief Operating Officer since 1999. Mr. Hegarty has been an executive officer of RMR for over five years and currently is an Executive Vice President and director of RMR. Mr. Hegarty is a certified public accountant.

RICHARD A. DOYLE, JR., Age: 41

        Mr. Doyle has been our Treasurer and Chief Financial Officer since March 2007. Mr. Doyle has been an employee of RMR since November 2006 and currently is a Senior Vice President of RMR. From May 2005 to November 2006, Mr. Doyle was the Director of Financial Reporting of Five Star. Mr. Doyle was a finance officer of Sun Life Financial Inc. from January 1999 until May 2005. Mr. Doyle is a certified public accountant.

        Except as noted with regard to Mr. Barry Portnoy and Mr. Adam Portnoy, there are no family relationships among any of our Trustees or executive officers. Our executive officers serve at the discretion of our Board.

        RMR, RMR Advisors, HRP, HPT, Five Star, TA, GOV and each of the RMR Funds may be considered to be affiliates of us. RMR is a privately owned company that provides management services to public and private companies, including us, HRP, HPT, Five Star, TA and GOV. HRP is a publicly traded real estate investment trust, or REIT, that primarily owns office buildings and industrial properties. HPT is a publicly traded REIT that primarily owns hotels and travel centers. Five Star is a publicly traded real estate based operating company in the healthcare and senior living services business. TA is a publicly traded real estate based operating company in the travel center business. GOV is a publicly traded REIT that primarily invests in properties that are majority leased to government tenants. Each of the RMR Funds, except for RMR Funds Series Trust, is or was a closed-end investment company registered under the Investment Company Act of 1940, as amended, or the 1940 Act. RMR Funds Series Trust was an open-end investment company registered under the 1940 Act prior to its dissolution in 2009.

BOARD OF TRUSTEES

        Our business is conducted under the general direction of our Board as provided by our declaration of trust, our bylaws and the laws of the State of Maryland, the state in which we were organized on December 16, 1998.

        Three of our Trustees, John L. Harrington, Jeffrey P. Somers and Frederick N. Zeytoonjian, are our Independent Trustees within the meaning of our bylaws. Two of our Trustees, Adam D. Portnoy and Barry M. Portnoy, are our Managing Trustees.

        Our bylaws require that a majority of our Board be Independent Trustees. In determining the status of those Trustees who qualify as Independent Trustees, each year our Board affirmatively determines whether Trustees have a direct or indirect material relationship with us, including our subsidiaries, other than serving as our Trustees. When assessing a Trustee's relationship with us, our Board considers all relevant facts and circumstances, not merely from the Trustee's standpoint, but also from that of the persons or organizations with which the Trustee has an affiliation.

        Our Board has determined that Messrs. Harrington, Somers and Zeytoonjian currently qualify as independent trustees under applicable NYSE rules and are Independent Trustees under our bylaws. In making that determination with respect to Mr. Harrington, our Board considered Mr. Harrington's service on the board of Five Star, a major tenant of ours, from 2001 until January 2004. Additionally, with respect to Mr. Zeytoonjian, our Board considered Mr. Zeytoonjian's service on the board of HRP since 1999. Our Board also considered each of these three Trustees' service in other enterprises and on the boards of other publicly traded companies to which RMR and its affiliates provide management services. Our Board has concluded that none of these Trustees possessed or currently possesses any relationship that could impair his judgment in connection with his duties and responsibilities as a Trustee or that could otherwise be a direct or indirect material relationship under applicable NYSE standards.

        During 2009, our Board held nine meetings, our Audit Committee held six meetings, our Compensation Committee held three meetings, our Nominating and Governance Committee held one meeting and a Special Committee of our Board formed in connection with our mortgage financing with the Federal National Mortgage Association, or FNMA, and related transactions with Five Star held four meetings. During 2009, each Trustee attended 75% or more of the total number of meetings of our Board and any committee of which he was a member during the time in which he served on our Board or such committee. All of our Trustees attended last year's annual meeting of shareholders.

        Pursuant to our Governance Guidelines, our Independent Trustees meet at least once each year without management. The presiding Trustee at these meetings is the Chair of our Audit Committee, unless the Independent Trustees in attendance select another Independent Trustee to preside.

BOARD COMMITTEES

        We have a standing Audit Committee, Compensation Committee and Nominating and Governance Committee, each of which has a written charter. Each of the above committees is currently comprised of Messrs. Harrington, Somers and Zeytoonjian, who are independent under applicable NYSE listing standards and each committee's respective charter, and, in the case of our Audit Committee, the applicable independence requirements of the SEC. Our Audit Committee, Compensation Committee and Nominating and Governance Committee are delegated the powers of our Board necessary to carry out their responsibilities. We formed an ad hoc Special Committee in 2008 in connection with our consideration of the acquisition of medical office, clinic and biomedical, pharmaceutical buildings, or MOBs, from HRP, as more fully described below in the section entitled Related Person Transactions and Company Review of Such Transactions, comprised of Messrs. Harrington and Bailey, who at the time were our Independent Trustees who were not also trustees of HRP. Mr. Bailey resigned from our Board in January 2009 in connection with his appointment as a federal bankruptcy judge. In June 2009, another ad hoc Special Committee was formed in connection with our mortgage financing with FNMA and related transactions with Five Star, and was comprised of Messrs. Harrington, Somers and Zeytoonjian.

        Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The primary function of our Audit Committee is to assist our Board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. Our Board has determined that Mr. Harrington is our Audit Committee financial expert and is "independent" as defined by the rules of the SEC and the NYSE. Our Board's determination that Mr. Harrington is our Audit Committee financial expert was based upon his experience as: (i) executive director of a large charitable organization; (ii) chief executive officer of a major professional sports business; (iii) a member of our Audit Committee and of the audit committees of other publicly owned companies; (iv) a certified public accountant; (v) a director of a large national bank; and (vi) a college teacher of accounting. Additionally, our Board has determined that Mr. Harrington's simultaneous service on the audit committees of HPT, GOV, RMR Real Estate Income Fund and RMR Asia Pacific Real Estate Fund will not impair his ability to effectively serve on our Audit Committee. Under its charter, our Audit Committee has the final authority and responsibility to select our independent registered public accounting firm.

        Our Compensation Committee's primary responsibilities include: (1) reviewing, at least annually, the performance of RMR under its contract with us and making determinations regarding continuance of the contract; (2) evaluating the performance of our President and determining and approving any compensation, including any equity compensation, paid directly by us to our President; (3) reviewing the performance of our Director of Internal Audit and determining the compensation payable to him and the costs of our internal audit function generally; and (4) evaluating, approving and administering all our equity compensation plans.

        The responsibilities of our Nominating and Governance Committee include: (1) identification of individuals qualified to become members of our Board and recommending to our Board the Trustee nominees for each annual meeting of shareholders or when Board vacancies occur; (2) development, and recommendation to our Board, of governance guidelines; and (3) evaluation of the performance of our Board.

        The charter of each of our standing committees provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees are subject to the provisions of the applicable committee's charter.

        Our policy with respect to Board members' attendance at our annual meetings of shareholders can be found in our Governance Guidelines, the full text of which appears at our website at www.snhreit.com. In addition to our Governance Guidelines, copies of the charters of our Audit, Compensation and Nominating and Governance Committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge at our website, www.snhreit.com, or by writing to our Secretary, Senior Housing Properties Trust, 400 Centre Street, Newton, MA 02458.

COMMUNICATIONS WITH TRUSTEES

        Any shareholder or other interested person who desires to communicate with our Independent Trustees or any Trustees, individually or as a group, may do so by filling out a report at our website (www.snhreit.com), by calling our toll free confidential message system at (866) 511-5038, or by writing to the party for whom the communication is intended, care of our Director of Internal Audit, Senior Housing Properties Trust, 400 Centre Street, Newton, MA 02458. Our Director of Internal Audit will then deliver any communication to the appropriate party or parties.

SELECTION OF CANDIDATES FOR TRUSTEES;
SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS

        Our Board has established Governance Guidelines which, together with our bylaws, set forth the qualifications for service on our Board. Our Governance Guidelines may be changed from time to time by our Board upon the recommendation of our Nominating and Governance Committee. Our Board makes nominations of persons to be elected by shareholders as Trustees. Our Board also elects Trustees to fill Board vacancies which may occur from time to time. In both these circumstances, our Board will act upon recommendations made by our Nominating and Governance Committee.

        In considering candidates to serve as Trustees, our Nominating and Governance Committee seeks individuals who have qualities which the Committee believes may be effective in serving our long term best interests. Among the characteristics which the Committee considers are the following: their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, likelihood that they will be able to serve on our Board for a sustained period and other matters that our Nominating and Governance Committee deems appropriate. In connection with the selection of nominees for Trustees, due consideration is given to our Board's overall balance of diversity of perspectives, backgrounds and experiences. Also, depending on whether the position to be filled is that of an Independent Trustee or a Managing Trustee, the qualifications of the candidate to meet the criteria for each such category of Trustee is considered. In seeking candidates for Trustees who have not previously served as our Trustees, the Nominating and Governance Committee may use the business, professional and personal contacts of its members, it may accept recommendations from other Board members, and, if it considers it appropriate, the Nominating and Governance Committee may engage a professional search firm.

        In 2009, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our Board. We did not receive any shareholder recommendations or nominations for our Board for the 2010 annual meeting of shareholders, except the nominations made by our Board and recommendations by our Nominating and Governance Committee, each of which includes Board members who are shareholders of record.

        Shareholder recommendations for nominees.    A responsibility of our Nominating and Governance Committee is to consider candidates for election as Trustees who are properly recommended by shareholders. To be considered by our Nominating and Governance Committee, a shareholder recommendation for a nominee must be made: (i) by a shareholder who is entitled under our bylaws and applicable state and federal laws to nominate the nominee at the meeting and (ii) by written notice to the Chair of our Nominating and Governance Committee and our Secretary given within the 30 day period ending on the last date on which shareholders may give a timely notice of nomination for such meeting under our bylaws and applicable state and federal laws, which notice must be accompanied by the information and documents with respect to the recommended nominee which the recommending shareholder would have been required to provide in order to nominate such nominee for election at the shareholders meeting in accordance with our bylaws, including those described below, and applicable state and federal laws. Our Nominating and Governance Committee may request additional information about the shareholder recommended nominee or about the shareholder recommending the nominee. Shareholder recommendations which meet the requirements set forth above will be considered using the same criteria as other candidates considered by our Nominating and Governance Committee.

        The preceding paragraph applies only to shareholder recommendations for nominees. A shareholder nomination must be made in accordance with the provisions of our bylaws, including the procedures discussed below.

        Shareholder nominations and other proposals at annual meetings. Our bylaws require compliance with certain procedures for a shareholder properly to propose a nominee for election to our Board or other business. If a shareholder who is entitled to do so under our bylaws wishes to propose a person for election to our Board or other business, that shareholder must provide a written notice to our Secretary. The shareholder giving notice must (i) have continuously held at least $2,000 in market value (as determined under our bylaws), or 1%, of our shares entitled to vote at the meeting on the election or the proposal of other business, as the case may be, for at least one year from the date the shareholder gives its advance notice and continuously hold such shares through and including the time of the meeting (including any adjournment or postponement of the meeting); (ii) be a shareholder of record at the time of giving notice through and including the time of the meeting (including any adjournment or postponement of the meeting); (iii) be entitled to make nominations or propose other business and to vote at the meeting on the election or proposal of other business, as the case may be; (iv) have complied in all respects with the advance notice provisions for shareholder nominations and proposals of other business set forth in our bylaws; and (v) have submitted the nomination or proposal of other business to our Board in accordance with the requirements set forth in our declaration of trust.

        The notice must set forth detailed specified information about the nominee and the nominee's affiliates and associates, the shareholder making the nomination and affiliates and associates of that shareholder, and provide to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the shareholder's nomination or proposal. With respect to nominations, the notice must state whether the nominee is proposed for nomination as an Independent Trustee or a Managing Trustee. In addition, at the same time as or prior to the submission of a shareholder nomination or proposal for consideration at a meeting of our shareholders that, if elected or approved and implemented by us, would cause us to be in breach of any covenant in or in default under any debt instrument or agreement or other material agreement of ours or any subsidiary of ours, the shareholder must submit to our Secretary (i) evidence satisfactory to our Board of the lender's or contracting party's willingness to waive the breach of covenant or default, or (ii) a detailed plan for repayment of the applicable indebtedness or curing the contractual breach or default and satisfying any resulting damage, specifically identifying the actions to be taken or the source of funds, which plan must be satisfactory to our Board in its discretion, and evidence of the availability to us of substitute credit or contractual arrangements similar to the credit or contractual arrangements which are implicated by the shareholder nomination or other proposal that are at least as favorable to us, as determined by our Board in its discretion. Additionally, if (i) the submission of a shareholder nomination or proposal of other business to be considered at a shareholders meeting could not be considered or, if elected or approved and implemented by us without our or any subsidiary of ours, or the proponent shareholder, the nominee, the holder of proxies or their respective affiliates or associates filing with or otherwise notifying or obtaining the consent, approval or other action of any governmental or regulatory body, or a governmental action, or (ii) such shareholder's ownership of our shares or any solicitation of proxies or votes or holding or exercising proxies by such shareholder, the nominee or their respective affiliates or associates would require governmental action, then, at the same time as the submission of the shareholder nomination or proposal of other business, the proponent shareholder shall submit to us (x) evidence satisfactory to our Board that any and all governmental action has been given or obtained, including, without limitation, such evidence as our Board may require so that any nominee may be determined to satisfy any suitability or other requirements or (y) if such evidence was not obtainable from a governmental or regulatory body by such time despite the shareholder's diligent and best efforts, a detailed plan for making or obtaining the governmental action prior to the election of the nominee or the implementation of the proposal for other business, which plan must be satisfactory to our Board in its discretion.

        Under our bylaws, in order for a shareholder's notice of nominations for Trustee or other business to be properly brought before an annual meeting of shareholders, the shareholder must deliver the notice to our Secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on the 120th day, and not earlier than 5:00 p.m. (Eastern Time) on the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. If the annual meeting is called for a date that is more than 30 days earlier or later than the first anniversary of the preceding year's annual meeting, then a shareholder's notice must be so delivered not later than 5:00 p.m. (Eastern Time) on the tenth day following the earlier of the day on which (i) notice of the date of the annual meeting is mailed or otherwise made available or (ii) public announcement of the date of the annual meeting is first made by us. In addition, no shareholder may give a notice to nominate or propose other business unless the shareholder holds a certificate for all our shares of beneficial interest owned by such shareholder during all times described in the first paragraph of this section—Shareholder nominations and other proposals at annual meetings, and a copy of each certificate held by the shareholder must accompany the shareholder's notice. Also, we may request that any shareholder proposing a nominee for election to our Board or other business at a meeting of our shareholders provide us, within three business days of such request, with written verification of the information submitted by the shareholder as well as other information.

        The foregoing description of the procedures for a shareholder to propose a nomination for election to our Board or other business for consideration at an annual meeting is only a summary and is not complete. Copies of our bylaws, including the provisions which concern the requirements for shareholder nominations and other proposals, may be obtained by writing to our Secretary at Senior Housing Properties Trust, 400 Centre Street, Newton, Massachusetts 02458. Any shareholder considering making a nomination or other proposals should carefully review and comply with those provisions. Under our declaration of trust and bylaws, a shareholder is obligated to indemnify us for costs and expenses we incur arising from the shareholder's breach or failure to fully comply with any covenant, condition or provision of our declaration of trust or bylaws, including costs and expenses we may incur as a result of the shareholder's failure to comply with the requirements to make nominations and proposals.

        2011 Annual Meeting Deadlines.    Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at our 2011 annual meeting of shareholders must be received at our principal executive offices on or before October 25, 2010 in order to be considered for inclusion in our proxy statement for our 2011 annual meeting of shareholders. Our bylaws currently require that shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of our bylaws, not later than October 25, 2010 (which is also the date, after which, shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act would be considered "untimely" within the meaning of Rule 14a-4(c) under the Exchange Act) and not earlier than September 25, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

        We do not have any employees. None of our executive officers has an employment agreement with us or any agreement that becomes effective upon his termination or a change in control of us. Our manager, RMR, provides services that otherwise would be provided by employees. RMR conducts our day to day operations on our behalf and compensates the persons listed in the summary compensation table found elsewhere in this proxy statement, or our named executive officers, Messrs. Hegarty and Doyle, directly and in its sole discretion in connection with their services rendered to RMR and to us. We do not pay our executive officers salaries or bonuses or provide other compensatory benefits except for the grants of shares under our Incentive Share Award Plans discussed below. Although our Compensation Committee reviews and approves our business management agreement with RMR, it is not involved in compensation decisions made by RMR for its employees other than the employee serving as our Director of Internal Audit. Our payments to RMR are described in Related Person Transactions and Company Review of Such Transactions.

        Annually, typically in September, the Chair of our Compensation Committee meets with our Managing Trustees and the chairs of the compensation committees of the other public real estate investment trusts, or REITs, the RMR Funds, and the operating companies for which RMR and its affiliates provide management services. RMR provides management services to HPT, a publicly traded REIT that primarily owns hotels and travel centers, HRP, a publicly traded REIT that primarily owns office buildings and industrial properties, Five Star, a publicly traded real estate based operating company in the healthcare and senior living services business, TA, a publicly traded real estate based operating company in the travel center business, and GOV, a publicly traded REIT that primarily invests in properties that are majority leased to government tenants. The purpose of this meeting is, among other things, to discuss compensation philosophy and factors which may affect compensation decisions, to provide a comparative understanding of potential share grants by us and the other affected companies and to hear and consider recommendations from our Managing Trustees concerning potential share grants. The share grants made by the companies and other REITs managed by RMR and its affiliates are considered to be appropriately comparable because of the similarities between certain services we require from our share grantees and the services provided to these other companies and in particular with respect to the other REITs managed by RMR. Subsequent to this meeting, the members of the Compensation Committee hold a meeting at which the Chair provides a report of the information discussed with the Managing Trustees and others and makes recommendations for share grants to executive officers. Our Compensation Committee then discusses these recommendations and any other factors any member of the Compensation Committee chooses to raise. The factors which have been historically considered by our Compensation Committee, including for the 2009 share grants, are: (1) the value of the proposed share grants; (2) the historical awards previously granted to each executive officer and the corresponding values at the time of the grants; (3) the recommendations by RMR as presented by our Managing Trustees; (4) the value of share grants to executive officers providing comparable services at other REITs and companies managed by RMR; (5) changes, if any, in the responsibilities assigned to, or assumed by, each executive officer during the past year and on a going forward basis; (6) the length of historical services to us by each executive officer; and (7) the responsibilities of each executive officer and our perception regarding the quality of the services provided by each executive officer in carrying out those responsibilities. The Compensation Committee's starting premise each year is to award our named executive officers the same number of shares as they were awarded in the prior year in an effort to meet recipients' expectations. The Compensation Committee then considers these multiple factors in determining whether to increase or decrease the amounts of the prior year's grants. There is no formulaic approach using these various factors in determining the amount of the share awards to each executive officer. The share amounts are determined on a subjective basis using the various factors at our Compensation Committee's sole discretion. Our executive officers have not participated in these meetings and have not been involved in determining or recommending the amount or form of executive compensation. Our Compensation Committee has not engaged compensation consultants to participate in the determination or recommendation of the amount or form of executive compensation.

Analysis of Grants under Our Incentive Share Award Plans

        Although we do not pay any cash compensation directly to our officers and have no employees, we have adopted Incentive Share Award Plans to reward our executive officers and other RMR employees who provide services to us and to foster a continuing identity of interest between them and our shareholders. We award shares under our Incentive Share Award Plans to recognize our executive officers' scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of our executives with those of our other shareholders and motivate the executives to remain employees of our manager and to continue to provide services to us through the term of the awards.

        Under its charter, our Compensation Committee evaluates, approves and administers our equity compensation plans, which currently consist solely of our Incentive Share Award Plans providing for the grants of our common shares. The Compensation Committee has historically determined to use grants of restricted common shares rather than stock options as equity compensation. Because the value of our common shares may be determined in part by reference to its dividend yield relative to market interest rates rather than by its potential for capital appreciation, we believe a conventional stock option plan might not provide appropriate incentives for management for a business like ours, but a share grant plan may create a better identity of interests between management and other shareholders. The Compensation Committee does not consider the share grants to be the primary element of compensation of the recipients; we believe the cash compensation that RMR pays these individuals is substantially more than the value of the shares granted to these individuals.

        Our Compensation Committee uses comparative information about other REITs managed by RMR as additional data to help it determine whether it is awarding share amounts that it deems reasonable based on the characteristics of those REITs and their respective officers. The Compensation Committee also considers the size and structure of the other REITs and other RMR managed businesses, and the experience, length of service and scope of duties and responsibilities of the officers at these other companies to assess the value of the share awards proposed for our officers in light of the proposed awards for officers with comparable roles at the other companies. In 2009, our Managing Trustees recommended an increase in the number of shares to be awarded to our named executive officers similar to increases in the number of shares recommended to be awarded to the named executive officers of the other REITs managed by RMR. Our Compensation Committee considered this factor and reviewed the data regarding the other REITs and their officers on a general basis to help it gauge the reasonableness of the 2009 awards together with the other factors discussed above, but the Compensation Committee did not undertake a detailed comparison of the named executive officers across the REITs or other companies managed by RMR or assign weight to any particular characteristic of these other companies or their officers because our Compensation Committee determines the share amounts in its sole discretion on a non-formulaic basis.

        In 2009, the Compensation Committee considered the foregoing factors and decided to increase the number of shares awarded due primarily to the decrease in the aggregate fair market value of our shares in the previous year which reflected the overall decline in the market and the economy in the previous two years. In making this decision, the Compensation Committee recognized that awarding the same number of shares in 2009 as in 2008 and 2007 would have resulted in such a decline in the value of such awards that the awards would not have achieved our goals of encouraging our named executive officers to continue as our executive officers and to enhance the services provided to us. In addition, the Compensation Committee determined to grant a larger number of shares to Mr. Hegarty than Mr. Doyle due to Mr. Hegarty's greater length of service to us, but increased the number of shares awarded to each because the Committee considered the overall contributions of each officer to us during 2009 to be at a high level.

        We determine the fair market value of the shares granted based on the closing price of our common shares on the date of grant. The Compensation Committee has imposed, and may impose, vesting and other conditions on the granted common shares because it believes that time based vesting encourages recipients of share awards to remain employed by RMR and continue to provide services to us. The Compensation Committee currently uses a vesting schedule under which one fifth of the shares vest immediately and the remaining shares vest in four equal, consecutive annual installments commencing on the first anniversary of the date of grant. The Compensation Committee utilizes a four year time based vesting schedule to provide an incentive to provide services for a long term and in consideration of the tax treatment of the share grants to us and to the recipients. In the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase for nominal consideration the common shares that have not yet vested. As with other issued common shares, vested and unvested shares awarded under our Incentive Share Award Plans are entitled to receive distributions we make on our common shares.

        Because the schedule for consideration of share awards by our Compensation Committee and our Board is determined several months in advance, the proximity of any grants to earnings announcements or other market events is coincidental.

        We believe that our compensation philosophy and programs are designed to foster a business culture that aligns the interests of our executive officers with those of our shareholders. We believe that the equity compensation of our executive officers is appropriate to the goal of providing shareholders dependable, long term returns.

COMPENSATION COMMITTEE REPORT

        The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009.

COMPENSATION COMMITTEE Frederick N. Zeytoonjian, Chairman John L. Harrington Jeffrey P. Somers

 COMPENSATION TABLES

        The following tables provide (1) summary 2009, 2008 and 2007 compensation information relating to our named executive officers, (2) information with respect to incentive share awards made to, or held by, our named executive officers during the periods or at the dates specified below and (3) compensation information relating to our Trustees for 2009. Our named executive officers consist of two individuals, our President, Chief Operating Officer and Assistant Secretary and our Treasurer and Chief Financial Officer, the compensation of whom is required to be reported herein under the rules of the SEC.

SUMMARY COMPENSATION TABLE FOR 2009, 2008 AND 2007

Name and Principal Position	Year	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
David J. Hegarty	2009	$141,811	$21,882	$163,693
President and Chief Operating Officer	2008	$105,027	$16,170	$121,197
	2007	$97,598	$11,495	$109,093
Richard A. Doyle(3)	2009	$47,962	$7,646	$55,608
Treasurer and Chief Financial Officer	2008	$28,602	$3,745	$32,347
	2007	$10,930	$700	$11,630

(1)
Represents the value based upon the closing price on the date of grant in 2009, 2008 and 2007 of shares vesting in 2009, 2008 and 2007, as applicable. This is also the compensation cost recognized by us in the applicable year for financial reporting purposes pursuant to FASB Accounting Standards Codification 718, "Compensation-Stock Compensation", or ASC 718. No assumptions are used in this calculation.

(2)
Consists of distributions in each year on unvested shares.

(3)
Mr. Doyle was elected as Treasurer and Chief Financial Officer of the company on March 15, 2007.

GRANTS OF PLAN BASED AWARDS FOR 2009
(Shares granted in 2009, including vested and unvested grants)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1)
David J. Hegarty	9/17/09	9,500 Common Shares	$183,920
Richard A. Doyle	9/17/09	5,000 Common Shares	$96,800

(1)
Represents the value based upon the closing price on the date of grant, which is also the grant date fair value under ASC 718. No assumptions are used in this calculation.

        Incentive share awards granted by us to executive officers in 2009 provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. In the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase the common shares which have not yet vested for nominal consideration. Holders of vested and unvested shares awarded under our incentive share award plan are eligible to receive distributions on the same terms as other holders of our common shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2009
(Shares granted in 2009 and prior years, which have not yet vested)

		Stock Awards
Name	Year Granted	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David J. Hegarty	2009	7,600	$166,212
David J. Hegarty	2008	5,400	$118,098
David J. Hegarty	2007	3,000	$65,610
David J. Hegarty	2006	1,500	$32,805
Richard A. Doyle	2009	4,000	$87,480
Richard A. Doyle	2008	2,400	$52,488
Richard A. Doyle	2007	1,000	$21,870

(1)
Share awards granted by us to our executive officers provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. The shares granted in 2009 were granted on September 17, 2009; the shares granted in 2008 were granted on September 22, 2008; the shares granted in 2007 were granted on September 18, 2007; and the shares granted in 2006 were granted on September 20, 2006. At our option, in the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, the recipient shall forfeit or we may repurchase all or a portion of the shares which have not yet vested.

(2)
Represents the value based upon the closing price of our shares on December 31, 2009.

STOCK VESTED FOR 2009

        (Share grants which vested in 2009, including shares granted in prior years)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David J. Hegarty	6,700	$130,150
Richard A. Doyle	2,300	$44,796

(1)
Represents the value based upon the closing price on the 2009 dates of vesting of grants made in 2009 and prior years.

 TRUSTEE COMPENSATION FOR 2009
(2009 compensation; all share grants to Trustees vest at the time of grant)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation		Total ($)
Frank J. Bailey(2)	$1,000	$—	$—		$1,000
John L. Harrington	$48,000	$30,900	$—		$78,900
Adam D. Portnoy(3)	$—	$30,900	$2,480	(4)	$33,380
Barry M. Portnoy(3)	$—	$30,900	$—		$30,900
Jeffrey P. Somers(5)	$54,500	$59,360	$—		$113,860
Frederick N. Zeytoonjian	$44,000	$30,900	$—		$74,900

(1)
Represents the value based upon the closing price of our shares on the date of grant. This is also the compensation cost recognized by us for financial reporting purposes pursuant to ASC 718. No assumptions are used in this calculation.

(2)
Mr. Bailey served as a Trustee of the company through January 2009.

(3)
Our Managing Trustees do not receive cash fee compensation for their services as Trustees.

(4)
Consists of distributions on unvested shares that were awarded to Mr. Adam Portnoy in 2006 prior to him becoming a Managing Trustee.

(5)
Mr. Somers was appointed to fill Mr. Bailey's unexpired term on January 30, 2009 and was awarded 2,000 common shares on February 24, 2009 upon his appointment.

        Each Independent Trustee receives an annual fee of $30,000 for services as a Trustee, plus a fee of $500 for each meeting attended. Up to two $500 fees are paid if a Board meeting and one or more Board committee meetings are held on the same date. The chairpersons of our Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional $7,500, $3,500 and $3,500, respectively, each year. Mr. Somers received $12,500 in 2009 for serving as the chairman of our ad hoc Special Committee that was formed in connection with our mortgage financing with FNMA and related transactions with Five Star. In addition, each Trustee receives a grant of 2,000 of our common shares as part of his annual compensation. We generally reimburse all our Trustees for travel expenses incurred in connection with their duties as Trustees.

        Our Board believes it is important to align the interests of Trustees with those of our shareholders and for Trustees to hold equity ownership positions in our company. Accordingly, our Board believes that a portion of each Trustee's compensation should be paid in shares. In determining the amount and composition of such compensation, our Board considers the compensation of trustees and directors of other comparable enterprises, both with respect to size and industry.

        Historically, each year our Board has reviewed the compensation paid to our Trustees and determined both the amount of such compensation and the allocation of such compensation between equity based awards and cash. In December 2007, the charter of our Compensation Committee was amended and, beginning in 2008, the Compensation Committee began determining the equity compensation for the Trustees. Our Managing Trustees do not receive any cash compensation for their services as Trustees, but they do receive common share grants equal to the share grants awarded to our Independent Trustees.

AUDIT COMMITTEE REPORT

        In the course of our oversight of the company's financial reporting process, we have: (i) reviewed and discussed with management the audited financial statements for the year ended December 31, 2009; (ii) discussed with Ernst & Young LLP, the company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted, amended, supplemented or superseded by the rules of the Public Company Accounting Oversight Board; (iii) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence; (iv) discussed with the independent registered public accounting firm its independence; and (v) considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

AUDIT COMMITTEE John L. Harrington, Chairman Jeffrey P. Somers Frederick N. Zeytoonjian

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Unless otherwise indicated, the information set forth below is as of February 21, 2010. The following table sets forth information regarding the beneficial ownership of our common shares by (1) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common shares; (2) each of our Trustees, nominees and the persons listed in the summary compensation table found elsewhere in this proxy statement; and (3) our Trustees and executive officers as a group (not including any fractional shares which may be beneficially owned by an executive officer or Trustee). Unless otherwise indicated, we believe that each owner named below has sole voting and investment power for all our common shares shown to be beneficially owned by that person or entity. As of the date first set forth in this paragraph, there are no outstanding rights to acquire our shares of the type specified in Rule 13d-3(d)(1) under the Exchange Act.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Share Class(2)
Beneficial Owners of More Than 5% of Our Common Shares
The Vanguard Group, Inc.(3)	11,944,687	9.38%
Deutsche Bank AG(4)	10,177,600	7.99%
BlackRock, Inc.(5)	9,896,323	7.77%
Morgan Stanley(6)	9,677,683	7.60%
Invesco Ltd.(7)	7,200,288	5.65%
LaSalle Investment Management, Inc. and LaSalle Investment Management (Securities), L.P.(8)	6,540,157	5.13%
Trustees, Nominees and Executive Officers
Barry M. Portnoy	161,475	*
Adam D. Portnoy	85,442	*
David J. Hegarty(9)	58,170	*
Richard A. Doyle	11,500	*
John L. Harrington	11,500	*
Frederick N. Zeytoonjian	9,500	*
Jeffrey P. Somers	4,000	*
All Trustees, nominees and executive officers as a group (seven persons)(9)	341,587	*

*
Less than 1% of our common shares.

(1)
Unless otherwise indicated, the address of each identified person or entity is: c/o Senior Housing Properties Trust, 400 Centre Street, Newton, Massachusetts 02458.

(2)
Our declaration of trust and bylaws place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our shares. The percentages indicated are based upon the number of shares shown divided by the 127,377,665 of our common shares outstanding as of February 21, 2010.

(3)
This information is as of December 31, 2009 and is based solely on a Schedule 13G/A filed with the SEC on February 4, 2010 by The Vanguard Group, Inc. Based on the information provided in that Schedule 13G/A, the address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. According to that same Schedule 13G/A, The Vanguard Group, Inc. has sole voting power over 78,403 shares, sole dispositive power over 11,866,284 shares and shared dispositive power over 78,403 shares. Additionally, according to that same Schedule 13G/A, Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 78,403 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Fiduciary Trust Company directs the voting of those shares.

(4)
This information is as of December 31, 2009 and is based solely on a Schedule 13G/A filed with the SEC on February 12, 2010 on behalf of Deutsche Bank AG. Based on the information provided in that Schedule 13G/A, the address of Deutsche Bank AG is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany. According to that same Schedule 13G/A, the Schedule 13G/A reflects the shares beneficially owned by the Private Clients and Assets Management business group of Deutsche Bank AG and its subsidiaries and affiliates, does not reflect shares, if any, beneficially owned by any other business group of Deutsche Bank AG and its subsidiaries and affiliates and is not to be construed as an admission that the Private Clients and Assets Management business group is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any shares covered by that Schedule 13G/A. Additionally, according to that same Schedule 13G/A, Deutsche Bank AG beneficially owns and has sole dispositive power over 10,177,600 shares and sole voting power over 10,140,100 shares; Deutsche Asset Management Australia Ltd. beneficially owns and has sole voting and dispositive power over 268,510 shares; Deutsche Bank Trust Company Americas beneficially owns and has sole dispositive power over 41,100 shares and sole voting power over 3,600 shares; Deutsche Investment Management Americas beneficially owns and has sole voting and dispositive power over 381,868 shares; DWS Investments S.A., Luxembourg beneficially owns and has sole voting and dispositive power over 25,615 shares; and RREEF America, L.L.C. beneficially owns and has sole voting and dispositive power over 9,460,507 shares.

(5)
This information is as of December 31, 2009 and is based solely on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. Based on the information provided in that Schedule 13G, the address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. According to that same Schedule 13G, that Schedule 13G amends the most recent Schedule 13G filing, if any, made by BlackRock, Inc. and the most recent Schedule 13G filing, if any, made by Barclays Global Investors, NA and certain of its affiliates (Barclays Global Investors, NA and such affiliates are collectively referred to as the "BGI Entities") with respect to the shares. Additionally, according to that same Schedule 13G, on December 1, 2009, BlackRock, Inc. completed its acquisition of Barclays Global Investors from Barclays Bank PLC, and as a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock, Inc. for purposes of Schedule 13G filings.

(6)
This information is as of December 31, 2009 and is based solely on a Schedule 13G/A filed with the SEC on February 12, 2010 by Morgan Stanley and Morgan Stanley Investment Management Inc. Based on the information provided in that Schedule 13G/A, the addresses of Morgan Stanley and Morgan Stanley Investment Management Inc. are 1585 Broadway, New York, New York 10036 and 522 Fifth Avenue, New York, New York 10036, respectively. According to that same Schedule 13G/A, the Schedule 13G/A reflects the shares beneficially owned, or that may be deemed to be beneficially owned, by certain operating units of Morgan Stanley and its subsidiaries and affiliates and does not reflect shares, if any, beneficially owned by any operating units of Morgan Stanley and its subsidiaries and affiliates whose ownership of shares is disaggregated from that of those operating units. Additionally, according to that same Schedule 13G/A, the shares being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser and a wholly-owned subsidiary of Morgan Stanley. In that Schedule 13G/A, Morgan Stanley reported beneficially owning and having sole dispositive power over 9,677,683 shares and having sole voting power over 8,068,991 shares, and Morgan Stanley Investment Management Inc. reported beneficially owning and having sole dispositive power over 8,445,449 shares and having sole voting power over 6,836,757 shares.

(7)
This information is as of December 31, 2009 and is based solely on a Schedule 13G/A filed with the SEC on February 12, 2010 by Invesco Ltd. Based on the information provided in that Schedule 13G/A, the address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, Georgia 30309. According to that same Schedule 13G/A, the following subsidiaries of Invesco Ltd. are investment advisers which hold the common shares and have voting and dispositive power as follows: Invesco Institutional (N.A.), Inc. has sole voting power over 4,522,666 shares, shared voting power over 79,036 shares, sole dispositive power over 6,636,499 shares and shared dispositive power over 31,793 shares; Invesco Aim Advisors, Inc. has sole voting power over 311,176 shares and sole dispositive power over 379,909 shares; Invesco Global Asset Management (N.A.), Inc. has sole dispositive power over 145,500 shares; Invesco Management S.A. has sole voting and dispositive power over 2,800 shares; Invesco PowerShares Capital Management has sole voting and dispositive power over 3,570 shares; and Invesco PowerShares Capital Management Ireland Ltd. has sole voting and dispositive power over 217 shares.

(8)
This information is based solely on a Schedule 13G filed with the SEC on February 16, 2010 by a filing group consisting of LaSalle Investment Management, Inc. and LaSalle Investment Management (Securities), L.P. Based on the information provided in that Schedule 13G, the addresses of LaSalle Investment Management, Inc. and LaSalle Investment Management (Securities), L.P. are 200 East Randolph Drive, Chicago, Illinois 60601 and 100 East Pratt Street, Baltimore, Maryland 21202, respectively. According to that same Schedule 13G, LaSalle Investment Management, Inc. beneficially owns and has sole dispositive power over 906,890 shares and has sole voting power over 346,577 shares, and LaSalle Investment Management (Securities), L.P. beneficially owns and has sole dispositive power over 5,633,267 shares and has sole voting power over 1,632,582 shares. It is not clear from that Schedule 13G as of what date the information provided in that Schedule 13G is provided.

(9)
Includes 230 common shares owned jointly by Mr. Hegarty and his wife.

RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS

        We have adopted written Governance Guidelines which address, among other things, the consideration and approval of any related person transactions. Under these Governance Guidelines, we may not enter into any transaction in which any Trustee or executive officer, any member of the immediate family of any Trustee or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our

Board and our Board reviews, authorizes, approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Trustees, even if the disinterested Trustees constitute less than a quorum. If there are no disinterested Trustees, the transaction shall be reviewed, authorized and approved or ratified by both (1) the affirmative vote of a majority of our entire Board and (2) the affirmative vote of a majority of our Independent Trustees. The Governance Guidelines further provide that, in determining whether to approve or ratify a transaction, our Board, or disinterested or Independent Trustees, as the case may be, shall act in accordance with any applicable provisions of our declaration of trust, consider all of the relevant facts and circumstances, and approve only those transactions that are fair and reasonable to us. All related person transactions described below were reviewed and approved or ratified by a majority of the disinterested Trustees or otherwise in accordance with our policies described above.

        Five Star is our largest tenant. Five Star is our former subsidiary. We beneficially own more than 9% of Five Star's common shares. RMR provides management services to both us and Five Star. Five Star pays us rent based on minimum annual rent amounts plus percentage rent based on increases in gross revenues at certain properties. As of December 31, 2009, we leased 190 senior living communities and two rehabilitation hospitals to Five Star. Five Star's total minimum annual rent payable to us under those leases as of December 31, 2009 was $184.4 million, excluding percentage rent based on increases in gross revenues at certain properties. Total rent recognized by us from Five Star for the year ended December 31, 2009 amounted to $178.9 million. Our leases with Five Star also include arbitration provisions for the resolution of certain disputes, claims and controversies.

        Since January 1, 2009, we have had several transactions with Five Star including:

  •
  In August 2009, we closed a $512.9 million mortgage financing with FNMA. This mortgage loan is secured by first liens on 28 senior living properties, or the Properties, with 5,618 living units located in 16 states that we own and lease to Five Star. In connection with the FNMA transaction, we realigned our leases with Five Star. Lease No. 1 expires in 2024 and now includes 89 properties (including 10 properties acquired and excluding one property sold in the fourth quarter of 2009), including independent living communities, assisted living communities and skilled nursing facilities. Lease No. 2 expires in 2026 and now includes 49 properties (excluding one property sold in the fourth quarter of 2009), including independent living communities, assisted living communities, skilled nursing facilities and two rehabilitation hospitals. Lease No. 3 expires in 2028 and now includes the 28 FNMA financed properties, including independent living communities and assisted living communities. Lease No. 4 expires in 2017 and now includes 26 properties (including one property acquired in the fourth quarter of 2009), including independent living communities, assisted living communities and skilled nursing facilities. In connection with the lease realignment and the FNMA financing, we entered into a lease realignment agreement with Five Star, or the Lease Realignment Agreement. Pursuant to the terms of the Lease Realignment Agreement, (1) the four leases were reconfigured as described above, (2) we acquired certain personal property located at the Properties, from subsidiaries of Five Star and pledged that personal property to FNMA, (3) we purchased 3,200,000 shares of Five Star common stock, $.01 par value per share, which represent approximately 9% of its total common stock outstanding, (4) Five Star assumed certain reporting and other operating obligations required by FNMA and (5) subsidiaries of Five Star pledged certain tangible and intangible personal property, such as accounts receivable and contract rights, located at, or arising from the operations of, the Properties to secure certain obligations to us and arising under the FNMA loan. To compensate Five Star for its sale of personal property to us, its sale of its shares to us, the pledge of Five Star's intangible assets and for the services and obligations that Five Star has assumed, (1) we reduced the annual rent payable to us under Lease No. 2 by $2.0 million per year; (2) we paid Five Star $18.6 million; and (3) we reimbursed Five Star for its out of pocket expenses incurred in connection with the negotiation and closing of this transaction. Five Star also has granted certain registration rights to us with regard to its shares we acquired and our future transfer of those shares is subject to certain restrictions.

  •
  In October 2009, we acquired one senior living property with a total of 259 living units for approximately $20.2 million, excluding closing costs, from an unaffiliated party. We leased this property to Five Star under Lease No. 4 described above and increased annual rent under that lease by $1.8 million. Percentage rent, based on increases in gross revenues at this property, will commence in 2011.

  •
  Also in October 2009, we sold a skilled nursing facility with a total of 62 beds to an unaffiliated party for net proceeds of approximately $473,000 and the annual rent payable to us by Five Star under Lease No. 1 described above decreased by approximately $47,300.

  •
  In November 2009, we sold a skilled nursing facility with a total of 75 beds to an unaffiliated party for net proceeds of approximately $1.2 million and the annual rent payable to us by Five Star under Lease No. 2 described above decreased by approximately $124,700.

  •
  Also in November 2009, we acquired nine senior living properties with a total of 558 living units for approximately $91.8 million, excluding closing costs, from an unaffiliated party. We leased these properties to Five Star under Lease No. 1 and increased rent under that lease by $8.1 million per year. Percentage rent, based on increases in gross revenues at these properties, will commence in 2011.

  •
  In December 2009, we acquired one senior living property with a total of 53 living units for approximately $4.9 million, excluding closing costs, from an unaffiliated party. We leased this property to Five Star under Lease No. 1 and increased rent under that lease by $436,000 per year. Percentage rent, based on increases in gross revenues at this property, will commence in 2011.

  •
  During 2009, pursuant to the terms of our leases with Five Star, we purchased approximately $36.7 million of improvements made to our properties leased by Five Star, and, as a result, the annual rent payable to us by Five Star increased by approximately $2.9 million in aggregate for the affected leases.

        In May 2008, we entered into various purchase agreements to acquire 48 MOBs from HRP for an aggregate purchase price of approximately $565.0 million. We acquired 47 of these MOBs containing 2.2 million square feet for an aggregate purchase price of approximately $562.0 million, excluding closing costs. The one remaining building with an allocated value of $3.0 million is no longer subject to our purchase agreement. At the request of a tenant for two properties subject to a multi-property lease, in May and September 2009 we sold two of these MOB properties for approximately $3.2 million, which was their approximate net book value, to two unaffiliated parties. We now own 45 of these properties containing 2.1 million square feet for an aggregate cost of approximately $558.2 million, excluding closing costs. Our purchase agreements with HRP include arbitration provisions for the resolution of certain disputes, claims and controversies.

        HRP was formerly our parent and both we and HRP are managed by RMR. We were spun off to HRP's shareholders in 1999 and, at the time of this spin off, we and HRP entered into a transaction agreement which, among other things, prohibited us from purchasing MOBs. Concurrently with the execution and delivery of the purchase agreements described above, we and HRP entered into an amendment to that transaction agreement to permit us, rather than HRP, to invest in MOBs. Also, concurrently with the execution and delivery of the purchase agreements, we entered into a right of first refusal agreement under which we were granted a right of first refusal to purchase up to 45 additional identified properties (containing approximately 4.6 million square feet of rental space) HRP owns which are leased to tenants in medical related businesses in the event HRP determines to sell such properties or in the event of an indirect sale as a result of HRP's change of control or a change of control of HRP's subsidiary which owns those properties.

        We have two agreements with RMR to provide management and administrative services to us: a business management agreement and a property management agreement. The business management agreement provides for compensation to RMR at an annual rate equal to the sum of (a) 0.5% of the average book value of the assets owned by us or our subsidiaries as of October 12, 1999, and (b) 0.7% of the average historical cost of our other real estate investments, as described in the business management agreement, up to the first $250.0 million of such investments, and 0.5% thereafter. In addition, RMR receives an incentive fee based upon increases in our FFO Per Share, as defined in the business management agreement. The incentive fee is paid in our common shares. The property management agreement provides for management fees on our MOB properties equal to 3.0% of gross rents and construction management fees on those properties equal to 5.0% of certain construction costs. Both the business management agreement and the property management agreement are effective until December 31, 2010, and will be automatically renewed for successive one year terms thereafter unless we or RMR give notice of non-renewal before the end of an applicable term. We or RMR may terminate either agreement upon 60 days prior written notice. RMR may also terminate the property management agreement upon five business days notice if we undergo a change of control, as defined in the property management agreement. Our Board has given our Compensation Committee, which is comprised of our Independent Trustees, authority to act on our behalf with respect to these agreements. The charter of the Compensation Committee requires the Committee to review the terms of the agreements and evaluate RMR's performance under the agreements annually. The aggregate business management and property management fees we paid RMR for 2009 were $17.2 million, including $550,000 as an incentive fee which we expect to be paid in our common shares in March 2010. We are generally responsible for all of our operating expenses, including certain expenses incurred by RMR on our behalf. We are not responsible for payment of RMR's employment, office or administration expenses incurred to provide management services to us, except for our pro rata portion of the employment and related expenses of RMR employees who provide on site property management services and of the staff employed by RMR who conduct our internal audit. Under our business management agreement with RMR, we acknowledge that RMR manages other businesses, including HRP, HPT, GOV, TA and Five Star, and will not be required to present us with opportunities to invest in properties that are primarily of a type that are within the investment focus of another business now or in the future managed by RMR. Under our business management agreement, RMR has also agreed not to provide business management services to any other REIT which is principally engaged in the business of owning senior apartments, congregate communities, assisted living facilities, nursing homes or MOBs, without the consent of a majority of our Independent Trustees. Each of the business management agreement and the property management agreement also includes arbitration provisions for the resolution of certain disputes, claims and controversies. Any termination of our business management agreement with RMR would cause a default under our revolving credit facility, if not approved by a majority of our lenders. RMR also provides the internal audit function for us and for other publicly owned companies to which it provides management services. Our Audit Committee appoints our Director of Internal Audit, and our Compensation Committee approves his salary and the costs we pay with respect to our internal audit function. Our pro rata share of RMR's costs in providing that function was $220,000 in 2009.

        Messrs. Barry M. Portnoy and his son Adam D. Portnoy beneficially own RMR and are our Managing Trustees. Barry Portnoy is the Chairman of RMR; Adam Portnoy is the President, Chief Executive Officer and a director of RMR. Each of our executive officers is also an officer of RMR. Additionally, Mr. Barry Portnoy's son-in-law, who is Mr. Adam Portnoy's brother-in-law, is an officer of RMR. Transactions between us and RMR are approved by our Compensation Committee which is comprised of Independent Trustees.

        The other companies to which RMR provides management services also have certain other relationships with each other, such as lease arrangements for properties. In addition, officers of RMR serve as officers of those companies. Further information regarding those relationships is provided in the applicable periodic reports and proxy statements filed by those other companies with the SEC. In addition, our Independent Trustees also serve as directors or trustees of certain of those other companies, and directors and trustees of certain of those other companies serve as directors or trustees of the other companies. Mr. Barry Portnoy is one of our Managing Trustees and serves as a Managing Director or Trustee of each of those other companies, including Five Star and HRP. Mr. Adam Portnoy is our other Managing Trustee and serves as Managing Trustee of HRP, HPT and GOV. Frederick Zeytoonjian is an Independent Trustee of both us and HRP.

        We, RMR and other companies to which RMR provides management services formed Affiliates Insurance Company, or Affiliates Insurance, which is an insurance company, in the State of Indiana in November 2008. Affiliates Insurance received its certificate of authority to transact insurance business in the State of Indiana from the Indiana Department of Insurance in May 2009. All of our Trustees currently serve on the board of directors of Affiliates Insurance. RMR, in addition to being a shareholder, entered a management agreement with Affiliates Insurance pursuant to which RMR provides Affiliates Insurance certain management and administrative services. In addition, Affiliates Insurance entered an investment advisory agreement with RMR Advisors pursuant to which RMR Advisors acts as Affiliates Insurance's investment advisor. The same persons who own and control RMR, including Messrs. Barry and Adam Portnoy, our Managing Trustees, own and control RMR Advisors. Our Governance Guidelines provide that any material transaction between us and Affiliates Insurance shall be reviewed, authorized and approved or ratified by both the affirmative vote of a majority of our entire Board and the affirmative vote of a majority of our Independent Trustees. As of the date of this proxy statement, we have invested $5.2 million in Affiliates Insurance. On December 16, 2009, GOV purchased 20,000 shares of Affiliates Insurance from Affiliates Insurance, which represented a 14.29% interest in Affiliates Insurance. In connection with that purchase by GOV, we, the other previous shareholders of Affiliates Insurance, Affiliates Insurance and GOV entered an amended and restated shareholders agreement. The amended and restated shareholders agreement also includes arbitration provisions for the resolution of certain disputes, claims and controversies. We and the other shareholders of Affiliates Insurance each currently own approximately 14.29% of Affiliates Insurance. We may invest additional amounts in Affiliates Insurance in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. Over time we expect to obtain some or all of our insurance coverage from Affiliates Insurance. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses and/or by realizing our pro-rata share of any profits of this insurance business. All transactions between us and Affiliates Insurance have been approved pursuant to our Governance Guidelines.

        The foregoing descriptions of our agreements with HRP, Five Star, RMR and Affiliates Insurance are summaries and are qualified in their entirety by the terms of the agreements. A further description of the terms of those agreements is included in our annual report to shareholders and our Annual Report on Form 10-K filed with the SEC, in each case for the year ended December 31, 2009. In addition, copies of those agreements are filed with the SEC and may be obtained from the SEC's website at www.sec.gov.

        We believe that our agreements with HRP, Five Star, RMR and Affiliates Insurance are on commercially reasonable terms. We also believe that our relationships with HRP, Five Star, RMR and Affiliates Insurance benefit us, and, in fact, provide us with competitive advantages in operating and growing our business. Nonetheless, because of our various relationships with HRP, Five Star, RMR and Affiliates Insurance it is possible that some investors may assert otherwise.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Our Compensation Committee is currently comprised of Messrs. Harrington, Somers and Zeytoonjian. Until January 30, 2009 when he resigned as one of our Independent Trustees, Mr. Bailey was a member of our Compensation Committee. None of the members of our Compensation Committee is, or has been, an officer or employee of the company. None of our executive officers serves on the board of directors (or related governing body) or compensation committee of another entity which has an executive officer who serves on our Board or Compensation Committee. Members of our Compensation Committee serve as Independent Trustees or Independent Directors and compensation committee members of other public companies managed by or affiliated with RMR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our Trustees and executive officers, and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and the NYSE. Our executive officers and Trustees and greater than 10% shareholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on a review of the copies of these reports furnished to us or written representations made to us that no such reports were required, we believe that, during 2009, all filing requirements under Section 16(a) of the Exchange Act applicable to our executive officers, Trustees and persons who own more than 10% of a registered class of our equity securities were timely met.

 HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other record holders of our common shares may participate in the practice of "householding" proxy statements, annual reports and notices of internet availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or notice of internet availability may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of any of those documents to you if you call or write to us at the following address or telephone number: Investor Relations, Senior Housing Properties Trust, 400 Centre Street, Newton, MA 02458, telephone (617) 796-8350. If you want to receive separate copies of our proxy statement, annual report or notice of internet availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

        At this time, we know of no other matters which will be brought before the meeting. However, if other matters properly come before the meeting or any postponement or adjournment thereof, the persons named in the proxy will vote the proxy in accordance with their discretion on such matters if they are permitted to do so by applicable law.

February 22, 2010

 IMPORTANT

        If your shares are held in your own name, please complete a proxy over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail; alternatively, please request, complete and return a proxy card, today. If your shares are held in "street name," you should provide instructions to your broker, bank, nominee or the other institution holding your shares on how to vote your shares. You may provide instructions to your broker, bank, nominee or other institution over the internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank, nominee or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf.

        If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Brokers and Banks Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 825-8971

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature (PLEASE SIGN WITHIN BOX) Date Date SENIOR HOUSING PROPERTIES TRUST M19821-P90222 SENIOR HOUSING PROPERTIES TRUST 400 CENTRE STREET NEWTON, MASSACHUSETTS 02458 For address changes, please check this box and write them on the back where indicated. 0 OUR BOARD OF TRUSTEES REQUESTS YOU VOTE "FOR" THE NOMINEES FOR TRUSTEE IN PROPOSALS 1 AND 2 AND "FOR" PROPOSAL 3. 1. To elect the nominee named in our proxy statement to our Board of Trustees as the Independent Trustee in Group II. Nominee: John L. Harrington AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 11, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 11, 2010. Have your proxy card in hand when you call and then follow the instructions. AUTHORIZE YOUR PROXY BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Senior Housing Properties Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Senior Housing Properties Trust in mailing proxy materials, you can consent to receiving all future proxy statements and annual reports electronically by e-mail or over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. 0 0 3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer, indicating title. If a partnership, please sign in partnership name by authorized person, indicating title.) 2. To elect the nominee named in our proxy statement to our Board of Trustees as the Managing Trustee in Group II. Nominee: Adam D. Portnoy 0 0 0 Our Board requests you vote FOR proposal 1. Our Board requests you vote FOR proposal 2. 0 For Against Withhold 4. If permitted to do so by applicable law, the Proxies, in their discretion, are authorized to vote and otherwise represent the undersigned on such other matters as may properly come before the meeting or at any postponement or adjournment thereof. For Against Abstain 0 0 0 Our Board requests you vote FOR proposal 3. For Against Withhold THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE NOMINEES FOR TRUSTEE IN PROPOSALS 1 AND 2 AND "FOR" PROPOSAL 3. IF PERMITTED TO DO SO BY APPLICABLE LAW, THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Address Changes: (If you noted any Address Changes above, please mark corresponding box on the reverse side.) SENIOR HOUSING PROPERTIES TRUST 400 Centre Street Newton, MA 02458 Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the Senior Housing Properties Trust annual meeting of shareholders, including our annual report and proxy statement, are available over the Internet. To view the proxy materials or vote online or by telephone, please follow the instructions on the Notice Regarding the Availability of Proxy Materials. This proxy is solicited on behalf of the Board of Trustees of Senior Housing Properties Trust. The undersigned shareholder of Senior Housing Properties Trust, a Maryland real estate investment trust, or the company, hereby appoints David J. Hegarty, Jennifer B. Clark and Barry M. Portnoy, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the company to be held at 400 Centre Street, Newton, Massachusetts 02458 on May 12, 2010, at 9:30 a.m., local time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting of shareholders and of the accompanying proxy statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE NOMINEES FOR TRUSTEE IN PROPOSALS 1 AND 2 AND "FOR" PROPOSAL 3. ADDITIONALLY IF PERMITTED TO DO SO BY APPLICABLE LAW, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES, IN THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. See reverse for voting instructions. M19822-P90222 Proxy Senior Housing Properties Trust ANNUAL MEETING OF SHAREHOLDERS May 12, 2010 9:30 a.m. 400 Centre Street Newton, Massachusetts 02458 DIRECTIONS TO 400 CENTRE STREET, NEWTON, MA From the East Take the Massachusetts Turnpike (I-90) West to Exit 17 (Newton/Watertown). After exiting, stay in the middle lane and bear to your left (away from Watertown). Keep the Crowne Plaza Hotel on your left at all times, crossing over I-90 and making a complete loop around it. After circling the Crowne Plaza Hotel, and passing straight through one set of traffic lights, move to the right lane and go through 2 more sets of traffic lights, taking a right onto Park Street. (You should be in the right lane marked "right lane must turn right" and will notice a large green sign marked "Brighton".) Take an immediate right onto Elmwood Street. Elmwood is a short street and the entrance to the parking lot at 400 Centre Street is at its end. From the West Take the Massachusetts Turnpike (I-90) West to Exit 17 (Newton/Watertown). After exiting and passing straight through one set of traffic lights, move to the right lane and go through 2 more sets of traffic lights, taking a right onto Park Street. (You should be in the lane marked "right lane must turn right" and will notice a large green sign marked "Brighton".) Take an immediate right onto Elmwood Street. Elmwood is a short street and the entrance to the parking lot at 400 Centre Street is at its end.

QuickLinks

INTRODUCTION
PROPOSALS 1 AND 2 ELECTION OF TRUSTEES
  Proposal 1: Election of One Independent Trustee
  Proposal 2: Election of One Managing Trustee
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
SOLICITATION OF PROXIES
TRUSTEES AND EXECUTIVE OFFICERS
BOARD OF TRUSTEES
BOARD COMMITTEES
COMMUNICATIONS WITH TRUSTEES
SELECTION OF CANDIDATES FOR TRUSTEES; SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION TABLES
SUMMARY COMPENSATION TABLE FOR 2009, 2008 AND 2007
GRANTS OF PLAN BASED AWARDS FOR 2009 (Shares granted in 2009, including vested and unvested grants)
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2009 (Shares granted in 2009 and prior years, which have not yet vested)
STOCK VESTED FOR 2009
TRUSTEE COMPENSATION FOR 2009 (2009 compensation; all share grants to Trustees vest at the time of grant)
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
IMPORTANT